Schedule 8.3 (c)
to the Share Sale and Purchase Agreement
between Statoil ASA and Statpet AS
and Norsk Teekay AS
dated 15 December 2002

TMP Personnel

As of the Signing Date, the TMP division of Navion comprises 18 persons (the “TMP Personnel”). The TMP division carries out certain technological services to the Statoil Group as well as to the Navion Group. The TMP Personnel possess important experience and expertise, which both Parties wish to be able to draw upon, but some of which is more relevant to the Statoil Group or the Navion Group, as the case may be.

In order to utilise and develop the skills and potential of the TMP Personnel in the future in the best possible manner and within the most relevant corporate environment, the Parties agree that, save for the activities related to the VOC projects and certain technical operating support functions (such as dynamic positioning, marine engineering and environmental technology), the TMP division’s technological services and activities (including vetting support services) shall be transferred to the Statoil Group prior to Closing. Based on the current and expected needs of the businesses of the Statoil Group and the Navion Group respectively, the Parties intend that Navion will keep approximately 6 - 8 persons within the TMP Personnel, while approximately 10 - 12 persons will be transferred to Statoil, subject to the terms and principles set out below.

1.	The process to select the individuals among the TMP Personnel who will remain with Navion and who will transfer to Statoil, shall be organised and determined by the Statoil and Navion management in compliance with relevant rules, regulations and labour union agreements, involving union representatives and a person selected by and representing the TMP Personnel. The selection process shall be carried out as soon as practically possible after the Signing Date, with a proposed target date for completion being January 15, 2003.

2.	In selecting and allocating the relevant TMP Personnel who shall be transferred to the Statoil Group, due regard shall be taken to fulfil the functions and activities of the TMP division which are to be taken over by the Statoil Group. Also to be taken into account shall be an equitable sharing of competencies between the people designated for the Navion and the Statoil business respectively, provided, however, that (i) Statoil’s particular need for expertise within gas transportation, and (ii) Navion’s particular need for continuity regarding the VOC projects and technical operational support shall be catered for in particular in the selection process.

3.	The Parties shall procure that, on or before Closing, Navion and Statoil shall enter into a service agreement providing the basis for mutual provision of technical maritime services, based on commercial terms and conditions substantially as reflected in the existing service agreement currently in force between Navion and Statoil.

4.	As for ongoing projects and assignments, for Statoil and other customers of Navion, the main principle to be applied shall - subject to consent, if applicable, from the relevant contractual party - be that the relevant projects and assignments follows the relevant personnel, and so that Navion shall remain responsible therefore to the extent the relevant personnel remains with Navion, and Statoil shall become responsible therefore effective as of the time when Statoil may take over the relevant personnel.

5.	As far as vetting support services are concerned, the current arrangement between Statoil and the Buyer/Navion shall be terminated no later than the date of Closing.
6.	Navion shall retain all revenues from the TMP activities and remain responsible for wages and all costs relating to the TMP Personnel and the business carried out by them up until the date of transfer, from which date Statoil shall assume the liabilities, costs and revenues related to the activities and the part of the TMP Personnel to be transferred to Statoil. The reorganisation shall be implemented in all respects no later than the date of Closing.